FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET PROVIDES FINANCIAL GUIDANCE FOR 2007 and 2008
Company To Also Provide Update on
Integration of On Command and StayOnline Acquisitions
SIOUX FALLS, SD, June 19, 2007 - LodgeNet Entertainment Corporation (NASDAQ: LNET) today announced financial guidance for 2007 and 2008.
For the full year 2007, LodgeNet expects to report revenue in the range of $490.0 million to $510.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $132.0 million to $142.0 million. Operating income is expected to be in a range from $8.0 million to $18.0 million. Net loss is expected to be $(54.0) million to $(44.0) million or loss per share of $(2.36) to $(1.93). Adjusted Net Loss** is expected to be $(19.0) million to $(9.0) million or $(0.83) to $(0.39) per share. Capital investment for 2007 is expected to be in a range from $75 million to $80 million. This guidance reflects eleven months of LodgeNet StayOnline and nine months of On Command operations.
For the full year 2008, LodgeNet expects to report revenue in the range of $565.0 million to $585.0 million and Adjusted Operating Cash Flow is expected to be in a range from $165.0 million to $180.0 million. Operating income is expected to be in a range from $35.0 million to $50.0 million. Net income (loss) is expected to be $(8.0) million to $7.0 million or income (loss) per share of $(0.35) to $0.31. Adjusted Net Income** is expected to be $6.0 million to $21.0 million or $0.26 to $0.92 per share. Capital investment for 2008 is expected to be in a range from $80 million to $85 million.
“The financial performance and integration of our On Command and StayOnline acquisitions continue to be in-line with our expectations,” said Scott C. Petersen, LodgeNet President and CEO. “As expected, 2007 is a transitional year as our financial results are being impacted by one-time costs associated with the integration of these acquisitions and the restructuring of our balance sheet by the elimination of our 9.5% senior notes in April. In 2008, we expect to fully benefit from the addition of On Command and StayOnline as we execute on our growth strategy of expanding our networks and delivering additional solutions to our customers.”
The Company will host a conference call today at 9 a.m. Eastern Time to discuss its financial guidance and provide an update on its recent acquisitions of StayOnline and On Command. To access the teleconference, please dial 800-860-7510 and use conference code 4207821. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/333645/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company Web site at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the call.

*	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and restructuring expenses.

**	Adjusted Net Income (Loss) excludes amortization of purchase intangibles, restructuring charges and integration expenses, and the cost of refinancing the 9.5% senior notes (applicable only to 2007 results).

LodgeNet Integration/Guidance Update
About LodgeNet
LodgeNet Entertainment Corporation is the leading provider of media and connectivity services designed to meet the unique needs of hospitality, healthcare and other visitor and guest-based businesses. LodgeNet serves more than 1.8 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. LodgeNet’s services include on demand movies, games, television programming, music and information, along with subscription sports programming and high-speed Internet access. LodgeNet Entertainment Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, On Command and StayOnline. LodgeNet is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations
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